UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2021

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

Acquisition of Proprietary Rights to Qbrexza®

On March 31, 2021, Journey Medical Corporation (“Journey”), a Fortress Biotech Inc. (“Fortress”) partner company, issued a press release announcing that Journey and Dermira, Inc., a subsidiary of Eli Lilly and Company (“Dermira”), had executed an asset purchase agreement (the “APA”) pursuant to which Journey would acquire (the “Acquisition”) Dermira’s proprietary rights to Qbrexza® (glycopyrronium), a prescription cloth towelette approved to treat primary axillary hyperhidrosis in people nine years of age and older. Under the terms of the APA, Journey will make an upfront $12.5 million cash payment to Dermira, and Dermira will be eligible to receive cash payments of up to $144 million in the aggregate upon the achievement of certain milestones. In addition, royalties ranging from the lower teen digits to the upper teen digits will be payable on sales of Qbrexza® products, which royalty amounts are subject to 50% diminution in the event of loss of exclusivity due to the introduction of an authorized generic. The APA includes customary representations, warranties, conditions, covenants, and indemnification rights and obligations of Journey and Dermira. Subject to receipt of required third-party approvals, the Acquisition is anticipated to close in the second quarter of 2021. A copy of such press release is furnished as Exhibit 99.1 to this report.

The foregoing description of the terms of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which will be filed with Fortress’ Quarterly Report on Form 10-Q for the quarter ending on March 31, 2021. Fortress intends to redact certain confidential portions of the Agreement because such confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Qbrexza® Patent Litigation

Upon completion of the Acquisition, Journey will become substituted for Dermira as the plaintiff in U.S. patent litigation commenced by Dermira on October 21, 2020 in the U.S. District Court of Delaware (the “Patent Litigation”) against Perrigo Pharma International DAC (“Perrigo”) alleging infringement of certain patents covering Qbrexza® (the “Qbrexza® Patents”), which are included among the proprietary rights to Qbrexza® to be acquired pursuant to the APA. The Patent Litigation was initiated following the submission by Perrigo, in accordance with the procedures set out in the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), of an Abbreviated New Drug Application, or ANDA. The ANDA seeks approval to market a generic version of Qbrexza®. prior to the expiration of the Qbrexza® Patents and alleges that the Qbrexza® Patents are invalid. Perrigo is subject to a 30-month stay preventing it from selling a generic version, but that stay is set to expire on March 9, 2023. Trial in the Patent Litigation is scheduled for September 19, 2022. Fortress cannot make any predictions about the final outcome of this matter or the timing thereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press Release issued by Journey Medical Corporation dated April 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: April 1, 2021

	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer